Jonathan Brohard Executive Vice President & General Counsel 480.840.8508 jbrohard@imhfc.com

April 13, 2016

Samuel J. Montes
7001 N. Scottsdale Road
Scottsdale, AZ 85253

Re:	Offer Letter
Dear Sam:
Thank you for your interest in a position with IMH Management Services, LLC, a wholly-owned subsidiary of IMH Financial Corporation (together, “IMH” or the "Company").
We are pleased to extend to you an offer of employment in the position of Chief Financial Officer of IMH. If you accept, your employment in that position would begin effective April 13, 2016. Your base salary will be $275,000 per year. For the services you provided as Senior Vice President – Finance during the 2015 calendar year, you will receive a guaranteed bonus of $20,000, payable on or before April 30, 2016. For the 2016 calendar year, you will receive a $50,000 guaranteed bonus, $20,000 of which shall be paid on or before April 30, 2016 and $30,000 of which shall be payable on March 15, 2017. Effective upon the first anniversary of each year of your employment with IMH, your base salary will be adjusted in accordance with any annual adjustments approved by the Company’s compensation committee. You will be classified as an exempt employee. The wages set forth in this paragraph will be paid pursuant to IMH’s then-current payroll policies.
You will be eligible to participate in IMH’s standard benefits and incentive programs available to similarly-situated employees of IMH. IMH periodically changes and updates the programs based on business needs and to provide its employees with competitive compensation packages. For complete details, you will be provided an Employee Handbook and summary plan descriptions (when you are eligible) for your review and you are free to ask me any question you may have regarding IMH’s benefits or programs.

•
Paid Time Off: You will be eligible for paid time off (“PTO”) per year (or pro-rated for partial years of service) to use for planned and unplanned absences from work. IMH currently provides new employees with a certain number of PTO days, and more senior employees a greater number of PTO days. In determining your eligibility for PTO, your seniority will include your tenure as an employee of IMH. Details will be provided to you. All such benefits are governed by IMH’s PTO policies and procedures.

•
Health Insurance: You will be immediately eligible to participate in medical and dental insurance coverage as an employee of IMH. IMH currently pays a portion of employees’ coverage and a portion of coverage for dependents. Details will be provided to you. All such benefits are governed by the applicable plan documents.

•	401k: You will be immediately eligible to participate in IMH’s 401k plan as an employee of IMH. All such benefits are governed by the applicable plan documents.
We anticipate that your expectations and ours for a productive employment relationship will be met and you will continue at IMH. However, in accordance with IMH’s standard employment policy, your employment with us is and remains on an at-will basis. In addition, you will be expected to follow and abide by all the policies, procedures, and practices of IMH while in our employment.

7001 North Scottsdale Road, Suite 2050, Scottsdale, Arizona 85253 • T. 480-840-8400 • F.480-840-8401 • imhfc.com

Samuel J. Montes
April 13, 2016

In addition, we expect that as part of the opportunity for employment with IMH you will maintain the confidential nature of the confidential, proprietary, and trade secret information that you receive from IMH by virtue of your employment with IMH, both during and after your employment with the Company. Our confidential, proprietary information is vital to the financial success of IMH and we expect that you will not use or disclose this information for any purpose other than your duties at IMH. As a result, you will be expected to sign a Confidentiality and Non-Disclosure Agreement as part of your employment with IMH.

From time to time, IMH may issue various policies and procedures. In accepting employment, you understand and agree that IMH’s policies and procedures do not constitute a contract of employment, either expressly or impliedly, and that IMH reserves the right, at any time, to change, delete, or add to any of its policies or procedures, in its sole discretion.
Your employment with IMH is contingent upon you verifying your authorization to work in the United States by providing proof of your identity and employment eligibility according to the requirements of Form I-9.
We sincerely hope that you will choose to join our team; we are sure that the relationship will contribute to our mutual success. We are also confident that IMH will provide you an excellent opportunity to develop and expand professionally.
If the terms of our offer are acceptable to you, please acknowledge by signing below. As previously stated, this offer letter is not an employment contract but is merely a summary of benefits and compensation for your consideration in determining whether to join our team. If you have any questions or comments, please feel free to contact me at any time.

Sincerely,
IMH Management Services, LLC
/s/ Jonathan Brohard
Jonathan Brohard
Executive Vice President &
General Counsel
IMH Financial Corporation

Please signify your acceptance of this offer by signing below:

/s/ Samuel J. Montes
Name: Samuel J. Montes